April 10, 2006


Dear Fellow Shareholders:

We are very pleased to report that our 2005 developments and financial results demonstrate that we are succeeding on our paramount objective to be a leader in the supply of mercury control technology for the nation's 1,100 coal-fired boilers. Currently, the market is being fueled by new plants, several state regulations and consent decrees, as well as evaluations in anticipation of Federal legislation. EPA recently estimated this to become a $3-10 billion market once federal regulations are passed. This market continues to be the cornerstone of the Company's growth. In fact, sales in the mercury control segment of the business grew 48% in 2005, stemming from three areas: 1) commercial sales of activated carbon injection (ACI) systems, 2) mercury measurement services and demonstrations, and 3) field activities in Department of Energy and industry-supported programs. Furthermore, due to ADA-ES' operating leverage, operating income grew at more than twice the rate of revenues during the year. Below we have highlighted key achievements of 2005, and our plans for achieving continued success.

First Commercial Contracts Signal the Start of the Mercury Control
Market

During 2005, the commercial mercury control market began in earnest and we signed our first contracts for two systems, through which we are supplying ACI equipment valued at approximately $1 million each. We also provided engineering, design and ancillary equipment on a third system. Two of these systems were designed, fabricated, and shipped in 2005, with the other to be delivered in 2006. Additionally, in partnership with NORIT Americas, we are now offering proven mercury sorbents to these customers through long-term supply contracts. The sorbents will be used to capture mercury from flue gas in the new systems. On an average sized plant, sorbent sales are expected to be approximately $1-2 million per year for each plant. We expect to begin to realize revenues from the commissions for sales of these sorbents once some of the systems are operational, likely in the third quarter of 2006.

So far in 2006, we have signed contracts for six more commercial systems. We anticipate that these systems will be delivered and installed during 2006 and 2007. Based upon current contract negotiations, we also expect orders on a number of additional systems to be awarded during the balance of 2006. We expect that the contracts for commercial mercury control systems will result in 35% growth in total revenues this year.

Continued Funding of R&D for Mercury Control Technology from Government and Industry-Supported Contracts

In 2005, we worked on four DOE and industry-supported demonstrations and several private utility funded demonstrations to develop and demonstrate our mercury emission control technology. These programs have financed our growth, helped us establish our market position, and provided us a mechanism to be profitable during the pre-market period. To date, we have participated in 22 full-scale demonstrations at different plants across the country. These programs represent a broad spectrum of equipment configurations and coal characteristics with several more scheduled to take place through 2007. In fact, in January 2006 we were awarded two additional contracts from the DOE that we expect to result in an additional $7.5 million in revenue over the next two to three years. All of these programs should provide a total revenue base of $4-6 million per year for the next three years.

Additionally, these programs have been valuable to the Company in other ways including: 1) providing experience working hand in hand with our eventual customers developing and testing the technology, 2) enhancing our intellectual property portfolio based on technology improvements,
3) creating opportunities to train and hire new engineers, and 4) enabling the development of performance data on a wide range of coals that allows us to sell commercial systems with guaranteed mercury removal rates.

Completed Private Placement

In October 2005, we completed a private placement to supplement cash flow generated from operations. With the proceeds from this recent private placement, we now have over $20 million of capital available that will afford us a great deal of flexibility to enhance growth and capture further value throughout the various segments of the growing commercial mercury control market.

2005 Growth and Continued Profitability

With regard to our financial results, we achieved gains in revenue, operating income and net income for the year ended December 31, 2005. Total revenues increased 31% to $11.0 million, operating income grew 70% to $651,000 and net income rose 97% to $663,000 or $0.13 per diluted share, calculated on 23% more shares outstanding due to the October 2005 private equity placement.

Outlook

2005 was a successful year in terms of growth and development for ADA-ES, and we anticipate that the Company will continue to flourish in 2006. We plan to build upon our previous successes and use our strong financial position to continue to capitalize on the significant opportunities in the emerging mercury control market. Two areas in particular that we are exploring: 1) taking a more active role in carbon supply to vertically integrate our business, and 2) investing in all aspects of the design and manufacturing of the ACI equipment, which is currently designed by us and NORIT, but fabricated by others. To provide the Company with additional expertise, we have nominated two new members to the Board of Directors who have extensive experience in mergers and acquisitions and the operation of industrial facilities worldwide.

The growth we achieved in 2005 was driven by the tremendous interest and excitement we are seeing in the mercury control market. As we transition from technology development and demonstration activities into commercial sales, we continue to expand and develop the Company's capabilities, intellectual property, and resources to meet the growing demand. Based on the market growth we anticipate, as well as the new sources of revenue we are pursing, we are optimistic about the Company's near and long-term business prospects.

On behalf of the Board of Directors, management and employees, we thank you for your support and confidence in ADA-ES and look forward to updating you on the Company's continued development.

Sincerely,

/s/ Michael D. Durham

Michael Durham, Ph.D., MBA
President